Exhibit 10.1

INTERACTIVE SYSTEMS WORLDWIDE INC.
2 Andrews Drive, 2nd Floor
West Paterson, NJ 07424

July 31, 2008

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Dear Mr. _________________:

Reference is made to the 14% Non-Negotiable Promissory Note (“Note”) due July 31, 2008 and the Note Purchase Agreement signed contemporaneous with issuance of the Note (“NPA”). The parties hereby agree that the amount evidenced by the Note as of July 31, 2008, including principal and interest accrued through July 31, 2008, in the aggregate amount of $____________, shall continue to bear interest at the rate of 14% per annum and that the maturity date of the Note is extended to October 31, 2008. The duration of the Company’s covenants contained in Section 3.2 (relating to declaring or paying cash dividends or making cash distributions on common or preferred stock or purchasing common or preferred stock for cash) and Section 3.3 (relating to increasing the salary of any officer of the Company) in the NPA are extended to the earlier of payment of all principal and accrued interest on the Note or November 1, 2008. Except as herein provided, the Note and NPA shall remain in full force and effect in accordance with their respective terms.

The extension of the Note and other provisions of this letter agreement are subject to and conditioned upon the holders of all similar Notes issued by the Company, in the aggregate initial principal amount of $369,000 agreeing to provisions, in all material respects, similar to the provisions contained in this letter agreement. If you agree to the terms of this letter, please sign a copy of this letter and return it to me.

Interactive Systems Worldwide Inc.

By:
Name: Bernard Albanese
Title: Chief Executive Officer

Agreed to and Accepted:

Name:
Title: